EXHIBIT 99.1

HEICO Reports Record Quarterly Sales and Operating Income for Fiscal 2006 Third Quarter

Net Income Up 37% and Operating Income Up 48% on 48% Increase in Net Sales; Fiscal 2006 Targets Raised for Net Sales, EPS and Cash Flow

HOLLYWOOD, Fla. and MIAMI, Aug. 30, 2006 (PRIMEZONE) -- HEICO Corporation (NYSE:HEI.A) (NYSE:HEI) today reported that net income for the third quarter of fiscal 2006 increased 37% to $8,276,000, or 31 cents per diluted share, from $6,046,000 or 23 cents per diluted share, in the third quarter of fiscal 2005. For the first nine months of fiscal 2006, net income increased 39% to $22,567,000, or 85 cents per diluted share, from $16,187,000, or 62 cents per diluted share, in the first nine months of fiscal 2005.

Operating income increased 48% to a record $17,388,000 for the third quarter of fiscal 2006 from $11,749,000 for the third quarter of fiscal 2005. Operating income increased 55% to a record $49,294,000 for the first nine months of fiscal 2006 from $31,843,000 for the first nine months of fiscal 2005.

Net sales for the third quarter of fiscal 2006 increased 48% to a record $102,172,000 from $69,169,000 in the third quarter of fiscal 2005. Net sales increased 46% to a record $282,365,000 in the first nine months of fiscal 2006 from $193,123,000 in the first nine months of fiscal 2005.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are extremely pleased to report record quarterly net sales and operating income in our fiscal 2006 third quarter results for the sixth consecutive quarter. Our Flight Support Group and our Electronic Technologies Group reported increased net sales of 38% and 75%, respectively, over the third quarter of fiscal 2005. This follows strong fiscal 2006 second quarter results when our Flight Support Group and our Electronic Technologies Group reported increased net sales of 33% and 48%, respectively, over the second quarter of fiscal 2005. The sales increase within both Groups reflects recent strategic acquisitions as well as strong organic growth. Organic revenue growth within the Electronic Technologies Group and Flight Support Group approximated 15% and 12%, respectively, in the first nine months of fiscal 2006 when compared to net sales in the first nine months of fiscal 2005.

Our consolidated operating margin in both the third quarter of fiscal 2006 and 2005 equaled 17.0% and improved to 17.5% for the first nine months of fiscal 2006 from 16.5% for the first nine months of fiscal 2005. Consolidated operating margins experienced in the first nine months of fiscal 2006 approximate those currently expected for the full fiscal 2006 year.

Operating income of our Flight Support Group increased 17% to $11.5 million for the third quarter of fiscal 2006 up from $9.8 million for the third quarter of fiscal 2005 and increased 33% to $33.8 million for the first nine months of fiscal 2006 up from $25.3 million for the first nine months of fiscal 2005. Operating margins of the Flight Support Group were 17.0% in the first nine months of fiscal 2006 versus 17.7% for the first nine months of fiscal 2005 and 16.1% in the third quarter of fiscal 2006 versus 19.0% in the third quarter of fiscal 2005. These operating margins reflect a less favorable product mix, including the expected impact of lower margins realized on products distributed by Seal Dynamics, which was acquired in November 2005.

Operating income of our Electronic Technologies Group increased 116% to $9.7 million for the third quarter of fiscal 2006 up from $4.5 million for the third quarter of fiscal 2005 and increased 107% to $25.0 million for the first nine months of fiscal 2006 up from $12.1 million for the first nine months of fiscal 2005. The increase in operating income of the Electronic Technologies Group for the third quarter and the first nine months of fiscal 2006 over the respective periods of fiscal 2005 reflects both the increase in net sales and higher operating margins resulting principally from a favorable product mix, including a higher margin product mix contributed by some of our recent acquisitions. Operating margins of the Electronic Technologies Group rose to 31.1% in the third quarter of fiscal 2006 from 25.2% in the third quarter of fiscal 2005 and rose to 29.9% in the first nine months of fiscal 2006 from 23.9% for the first nine months of fiscal 2005.

The 48% and 55% increases in consolidated operating income for the third quarter and first nine months of fiscal 2006 were greater than the 37% and 39% increases in consolidated net income for the respective periods in fiscal 2005 due principally to the increased minority interests' share of income of certain consolidated subsidiaries.

Cash flow from operating activities for the first nine months of fiscal 2006 totaled $27.2 million versus $21.0 million in the first nine months of fiscal 2005 and increased $10.2 million to $19.7 million in the third quarter of fiscal 2006 from $9.5 million in the third quarter of fiscal 2005. Cash flow from operating activities in the third quarter of fiscal 2006 was principally used to make payments of $14.5 million on our revolving credit facility and short-term line of credit, fund capital expenditures and make our 56th consecutive semi-annual cash dividend. For the full fiscal 2006 year, we are raising our targeted cash flow from operating activities from approximately $40 million to approximately $42 million with a capital expenditures budget of approximately $10 to $12 million.

Based on current market conditions, we are raising our targeted fiscal 2006 net sales to a range of $378 to $380 million, operating income to a range of $66 to $67 million and diluted net income per share to a range of $1.14 to $1.16 as we continue to focus on new products, market penetration and additional strategic acquisitions."

As previously announced, HEICO will hold a conference call on Thursday, August 31, 2006 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S./Canada/International/Local (641) 297-7768, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID 7HEICO (or "743426"). A digital replay will be available one hour after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local (973) 474-9586 and enter the Passcode/Conference ID 7HEICO (or "743426").

There are currently approximately 15.0 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.3 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                         Three Months Ended July 31,
                                     ---------------------------------
                                         2006                 2005
                                     -------------       -------------
 Net sales                           $ 102,172,000       $  69,169,000
 Cost of sales                          64,587,000          43,170,000
 Selling, general and
  administrative expenses               20,197,000          14,250,000
                                     -------------       -------------
 Operating income                       17,388,000          11,749,000
 Interest expense                         (958,000)           (252,000)
 Interest and other income                 111,000             341,000
                                     -------------       -------------
 Income before income taxes
  and minority interests                16,541,000          11,838,000
 Income tax expense                      5,462,000           4,294,000
                                     -------------       -------------
 Income before minority interests       11,079,000           7,544,000
 Minority interests' share of income     2,803,000           1,498,000
                                     -------------       -------------
 Net income                          $   8,276,000(a)    $   6,046,000
                                     =============       =============
 Net income per share:
   Basic                             $         .33       $         .25
   Diluted                           $         .31       $         .23

 Weighted average number of
  common shares outstanding:
   Basic                                25,291,566          24,500,372
   Diluted                              26,710,192          26,368,520

                                        Three Months Ended July 31,
                                     ---------------------------------
                                         2006                2005
                                     -------------       -------------
 Operating segment information:(b)
  Net sales:
   Flight Support Group              $  71,069,000       $  51,445,000
   Electronic Technologies Group        31,113,000          17,748,000
   Intersegment sales                      (10,000)            (24,000)
                                     -------------       -------------
                                     $ 102,172,000       $  69,169,000
                                     =============       =============
 Operating income:
  Flight Support Group               $  11,471,000       $   9,795,000
  Electronic Technologies Group          9,688,000           4,479,000
  Other, primarily corporate            (3,771,000)(c)      (2,525,000)
                                     -------------       -------------
                                     $  17,388,000       $  11,749,000
                                     =============       =============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                         Nine Months Ended July 31,
                                     ---------------------------------
                                          2006                2005
                                     -------------       -------------
 Net sales                           $ 282,365,000       $ 193,123,000
 Cost of sales                         179,192,000         121,799,000
 Selling, general and
  administrative expenses               53,879,000          39,481,000
                                     -------------       -------------
 Operating income                       49,294,000          31,843,000
 Interest expense                       (2,627,000)           (785,000)
 Interest and other income                 365,000             421,000
                                     -------------       -------------
 Income before income taxes and
  minority interests                    47,032,000          31,479,000
 Income tax expense                     16,193,000          11,430,000
                                     -------------       -------------
 Income before minority interests       30,839,000          20,049,000
 Minority interests' share of income     8,272,000           3,862,000
                                     -------------       -------------
 Net income                          $  22,567,000(a)    $  16,187,000
                                     =============       =============
 Net income per share:
   Basic                             $         .90       $         .66
   Diluted                           $         .85       $         .62

 Weighted average number of
  common shares outstanding:
   Basic                                24,997,560          24,425,235
   Diluted                              26,521,065          26,280,695

                                         Nine Months Ended July 31,
                                     ---------------------------------
                                          2006                2005
                                     -------------       -------------
 Operating segment information:(b)
  Net sales:
   Flight Support Group              $ 198,586,000       $ 142,849,000
   Electronic Technologies Group        83,858,000          50,421,000
   Intersegment sales                      (79,000)           (147,000)
                                     -------------       -------------
                                     $ 282,365,000       $ 193,123,000
                                     =============       =============
 Operating income:
   Flight Support Group              $  33,832,000       $  25,347,000
   Electronic Technologies Group        25,036,000          12,075,000
   Other, primarily corporate           (9,574,000)(c)      (5,579,000)
                                     -------------       -------------
                                     $  49,294,000       $  31,843,000
                                     =============       =============

 HEICO CORPORATION
 Footnotes to Condensed Consolidated Statements of Operations
 (Unaudited)

 (a) Fiscal 2006 income tax expense reflects the benefit of a credit for qualified research and development activities claimed for certain prior years, which increased net income by $235,000, or $.01 per diluted share.

 (b) During the third quarter of fiscal 2006, one of the Company's subsidiaries formerly included in the Electronic Technologies
     Group was reclassified to the Flight Support Group. Prior period amounts have been retroactively restated to reflect the revised segment classification.

 (c) Fiscal 2006 results reflect increased costs to comply with the
     Sarbanes-Oxley Act of 2002 and higher accrued performance awards.
     The majority of such costs incurred in fiscal 2005 were not incurred until the second half of fiscal 2005. In addition, fiscal 2006 third quarter results include aggregate stock option expense (pretax) of $300,000, including $113,000 allocated to corporate expense and fiscal 2006 year-to-date results include aggregate stock option expense (pretax) of $1,187,000, including
     $470,000 allocated to corporate expense.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                     July 31, 2006    October 31, 2005
                                     -------------    ----------------
 Cash and cash equivalents            $  6,371,000       $  5,330,000
 Accounts receivable, net               61,831,000         47,668,000
 Inventories, net                       90,668,000         62,758,000
 Prepaid expenses and other
  current assets                        13,020,000         10,377,000
                                      ------------       ------------
 Total current assets                  171,890,000        126,133,000
 Property, plant and equipment, net     48,894,000         46,663,000
 Goodwill                              272,037,000        248,229,000
 Other assets                           21,517,000         14,599,000
                                      ------------       ------------
 Total assets                         $514,338,000       $435,624,000
                                      ============       ============

 Short-term debt and current
  maturities of long-term debt        $     56,000       $     63,000
 Other current liabilities              52,781,000         49,887,000
                                      ------------       ------------
 Total current liabilities              52,837,000         49,950,000
 Long-term debt, net of
  current maturities                    60,030,000         34,061,000
 Deferred income taxes                  27,762,000         22,431,000
 Other non-current liabilities           5,537,000          6,644,000
                                      ------------       ------------
 Total liabilities                     146,166,000        113,086,000
 Minority interests in
  consolidated subsidiaries             61,097,000         49,035,000
 Shareholders' equity                  307,075,000        273,503,000
                                      ------------       ------------
 Total liabilities and
  shareholders' equity                $514,338,000       $435,624,000
                                      ============       ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                           Nine Months Ended July 31,
                                          ----------------------------
                                              2006            2005
                                          ------------    ------------
 Operating Activities:
  Net income                              $ 22,567,000    $ 16,187,000
  Depreciation and amortization              6,636,000       5,267,000
  Deferred income tax provision              2,839,000       2,914,000
  Minority interests' share of income        8,272,000       3,862,000
  Tax benefit from stock option exercises    7,252,000       2,826,000
  Excess tax benefit from stock option
   exercises                                (1,139,000)             --
  Stock option compensation expense          1,187,000           1,000
  Increase in accounts receivable           (6,690,000)     (2,760,000)
  Increase in inventories                  (11,038,000)     (8,833,000)
  (Decrease) increase in other current
   liabilities                              (2,594,000)      1,879,000
  Other                                       (132,000)       (379,000)
                                          ------------    ------------
   Net cash provided by operating
    activities                              27,160,000      20,964,000
                                          ------------    ------------

 Investing Activities:
  Acquisitions and related costs,
   net of cash acquired                    (45,618,000)    (19,043,000)
  Capital expenditures                      (7,055,000)     (6,804,000)
  Other                                        539,000       3,744,000
                                          ------------    ------------
   Net cash used in investing activities   (52,134,000)    (22,103,000)
                                          ------------    ------------

 Financing Activities:
  Borrowings on revolving credit
   facility, net                            26,000,000       4,000,000
  Payments on short-term line of
   credit, net                              (2,000,000)             --
  Cash dividends paid                       (2,004,000)     (1,224,000)
  Proceeds from stock option exercises       4,471,000       1,338,000
  Excess tax benefit from stock
   option exercises                          1,139,000              --
  Other                                     (1,638,000)       (554,000)
                                          ------------    ------------
   Net cash provided by financing
    activities                              25,968,000       3,560,000
                                          ------------    ------------

 Effect of exchange rate changes on cash        47,000              --
                                          ------------    ------------

 Net increase in cash and
  cash equivalents                           1,041,000       2,421,000
 Cash and cash equivalents at
  beginning of year                          5,330,000         214,000
                                          ------------    ------------
 Cash and cash equivalents at end
  of period                               $  6,371,000    $  2,635,000
                                          ============    ============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590